Exhibit 10.17

1991 SONIC CORP. STOCK PURCHASE PLAN

(Amended and Restated Effective April 2, 2008)

1.              Purpose. The 1991 Sonic Corp. Stock Purchase Plan (the “Plan”) is intended to encourage stock ownership by all employees of Sonic Corp. (the “Company”) and its affiliates so that they may acquire a proprietary interest in the growth and success of the Company, and to encourage them to remain in the employ of the Company and its affiliates.

2.              Administration of the Plan. The Plan shall be administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), which consists of not less than three persons, who are directors of the Company, and who are appointed by the Board to serve at the pleasure of the Board. Except as otherwise expressly provided in the Plan, the Committee shall have sole and final authority  and discretion to interpret the provisions of the Plan and to promulgate and interpret such rules and regulations relating to the Plan and make all determinations in connection therewith as it may deem necessary or desirable for the administration of the Plan. The Committee may correct any defect in the Plan in the manner and to the extent it shall deem expedient to carry the Plan into effect and shall be the sole and final judge of such expediency. To assist in the administration of the Plan, the Committee may from time to time appoint certain persons to perform functions on its behalf.

No member of the Committee shall be liable for any action taken or omitted or any determination made by him in good faith relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the Plan, unless arising out of such person’s own fraud or bad faith.

3.              Eligibility. All employees of the Company and its subsidiaries who:

(a)            have completed ninety (90) days or more of continuous service with the Company or one of its subsidiaries;

(b)            customarily work more than twenty (20) hours per week; and

(c)            customarily work for more than five (5) months during any calendar year will be eligible to participate in the Plan, in accordance with such rules as may be prescribed from time to time by the Committee, which rules, however, shall neither permit nor deny participation in the Plan contrary to the requirements of the Internal Revenue Code of 1986 as amended (the “Code”), and the regulations promulgated thereunder.

Notwithstanding the foregoing, no employee may participate in the Plan if such employee owns or holds outstanding options to purchase stock representing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary. For purposes of this Section, (i) subsidiary shall mean any corporation, domestic or foreign, of which the Company owns, directly or indirectly, not less than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests and that otherwise qualifies as a subsidiary corporation within the meaning of Section 424(f) of the Code or any successor thereto; and (ii) the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

4.              Stock Available. The stock subject to this Plan is the $.01 par value common stock of the Company (the “Common Stock”). The aggregate number of shares of Common Stock which can be purchased under the Plan is 1,139,062. Purchases will commence within thirty 30 days after the date of registration of the Plan with the Securities and Exchange Commissioner if Company counsel deems such registration to be required. If such registration is not deemed to be required, purchases will commence as soon as practicable upon adoption of the Plan. If Company counsel deems stockholder approval of the Plan to be required, such approval shall be obtained within twelve (12) months of adoption of the Plan.

5.              Participation. An eligible employee may participate in this Plan at any time by completing and forwarding a payroll deduction authorization form to the employee’s appropriate payroll location. The form will authorize a regular payroll deduction from the employee’s Compensation (as defined in Section 6 below), and must specify the date on which such deduction is to commence, provided such date may not be retroactive.

6.              Accounts.  The Company will maintain payroll deduction accounts for all participating employees.  An employee may authorize an after-tax payroll deduction in terms of whole number percentages up to a maximum of ten percent (10%) of the Compensation he or she receives during the payroll period (or during such portion thereof as the employee may elect to participate).

For purposes of the Plan, a participating employee’s “Compensation” shall be determined in the same manner as compensation is calculated for purposes of salary deferral contributions under the Sonic Corp. Savings and Profit Sharing Plan, provided that Compensation under this Plan shall not include any bonuses paid to the employee and Compensation shall be determined without regard to the limitations set forth in Section 401(a)(17) of the Code.

Payroll deductions under the Plan shall not accrue at a rate that would enable the employee to purchase under this Plan and any other stock purchase plan of the Company or any subsidiary stock having a fair market value greater than $25,000 (determined as of the date the option to purchase Common Stock is granted in accordance with Section 423(b)(8) of the Code) in any calendar year. The Committee, however, may establish a payroll deduction maximum amount at a level less than $25,000. An employee may at any time increase or decrease the employee’s payroll deduction by filing a new payroll deduction authorization form with the Company. The change will not become effective until the next pay period after receipt of the form. A payroll deduction may be increased only once and reduced only once during each half of the Company’s fiscal year.

7.              Interest. The Company may credit employee accounts with interest at such per annum rate as the Committee may from time to time determine, provided, however, that the Committee shall be under no obligation to do so.

8.              Withdrawal of Stock. An employee may for any reason permanently draw out the stock accumulated in the employee’s account once per calendar quarter on dates established by the Committee.

9.              Purchase and Payment. No less frequently than on the last business day of the last pay period of each month, or as soon thereafter as practicable, the account of each participating employee (including interest, if any) shall be totaled. If such account contains sufficient funds to purchase one or more full shares of Common Stock as of that date, the employee shall be deemed to have exercised an option to purchase such share or shares at the price described below.  The employee’s account shall be charged for the amount of the purchase, and a stock certificate shall be issued for the employee’s account as of such day and held by the Company. As provided under Section 22, at the sole discretion of the Committee, purchases of shares of Common Stock under the Plan may be satisfied from authorized, but unissued, shares of Common Stock or reacquired shares of Common Stock, including shares of Common Stock purchased at the direction of the Company on the open market.

Subsequent shares of Common Stock will be purchased in the same manner, whenever sufficient funds have again accrued in the employee’s account. The purchase price for each share purchased will be not less than eighty-five percent (85%) of the Fair Market Value (determined in accordance with Section 12 below) on the date on which such shares are purchased for the employee’s Plan account. The purchase price shall be determined by the Committee from time to time and communicated to participating employees effective as of the first day of the next following payroll deferral period. In the event the purchase of shares is satisfied through open market acquisitions, the Company shall make a contribution on behalf of each participating employee equal to the difference between the Fair Market Value of a share of Common Stock and the purchase price under the Plan for the share multiplied by the total number of shares of Common Stock purchased for the account of the participating employee.

In the event that the number of shares to be purchased pursuant to the above described procedure in any calendar year exceeds the number of shares which are available to be purchased in accordance with Section 4 above, during the purchase period in which such limit is reached, the number of shares to be purchased for each participating employee shall be proportionately reduced so that the number of shares to be purchased equals the number of shares available to be purchased.

10.            Stock Certificates. Stock certificates will only be issued to participating employees in accordance with Section 8 or upon the participating employee’s withdrawal from the Plan for any reason.

11.            Registration of Certificates. Certificates may be registered only in the name of the employee, or, if the employee so indicates on his or her payroll deduction authorization form, in the employee’s name jointly with a member of his or her family, with right of survivorship. An employee who is a resident of a jurisdiction which does not recognize such a joint tenancy with right of survivorship may have certificates registered in the employee’s name as tenant in common with a member of his or her family, without right of survivorship.

12.            Fair Market Value.

(a)            If the Common Stock is listed upon an established stock exchange or exchanges, the determination of Fair Market Value shall depend on the manner in which shares of Common Stock are acquired for participating employee accounts.

(i)             If the acquisition of shares of Common Stock is satisfied from the Company’s authorized, but unissued, shares or reacquired shares, Fair Market Value shall be determined in accordance with the rules set forth under Treasury Regulation § 1.423-2(g). For example, the Fair Market Value may be deemed to be the mean between the highest and lowest quoted selling price of a share of Common Stock on the day a purchase is made.

(ii)            If the acquisition of shares of Common Stock is satisfied through the purchase of such shares on the open market, Fair Market Value shall be the volume weighted average price (“VWAP”) of all shares purchased on a particular day. VWAP shall be calculated by:

(A)           multiplying the total number of shares of Common Stock purchased at a particular purchase price by that purchase price;

(B)           adding all of the individual products determined in accordance with (A) resulting in the total dollars spent on stock purchases for the Plan on a given day; and

(C)           dividing the result in (B) by the total number of shares of Common Stock purchased for Plan accounts.

(b)            If the Common Stock is not listed on such an exchange, Fair Market Value shall be determined by the Committee using a reasonable valuation method taking into account all relevant facts and circumstances.

13.            Rights as a Stockholder. None of the rights or privileges of a stockholder of the Company shall exist with respect to shares purchased under this Plan unless and until certificates representing such full shares shall have been issued to the participating employee’s account.

14.            Rights on Retirement, Death, Termination of Employment, or Termination of the Plan.  In the event of a participating employee’s retirement, death, other termination of employment, or upon termination of the Plan, no payroll deduction shall be taken from any pay due and owing to the employee at such time and the balance in the employee’s account shall be paid to the employee or, in the event of the employee’s death, to the employee’s estate. Whether an authorized leave of absence, including absence for military or governmental service, shall constitute termination of employment, shall be determined by the Committee.

15.            Rights not Transferable. Rights granted under this Plan are not transferable by a participating employee other than by will or the laws of decent and distribution, and such rights are exercisable during the employee’s lifetime only by the employee to whom granted.

16.            Application of Funds. Payroll deduction amounts shall be included in the general assets of the Company under this Plan and may be used for any corporate purposes. The payroll accounts will not be funded or held in trust.

17.            Adjustment Upon Changes in Common Stock. If the Common Stock of the Company shall be subdivided or combined, whether by reclassification, stock dividend, stock split, reverse stock split or other similar transaction, then the number of shares subject to purchase under the Plan shall be adjusted proportionately. A stock dividend shall be treated as a subdivision of the whole number of shares outstanding immediately prior to such dividend into a number of shares equal to such whole number of shares so outstanding plus the number of shares issued as a stock dividend.

18.            Amendment of the Plan. The Board or the Committee may, at any time, or from time to time, amend this Plan in any respect, except that, without the approval of the holders of a majority of the shares of Common Stock of the Company then issued and outstanding and entitled to vote, no amendment shall be made increasing or decreasing the number of shares approved for this Plan (other than as provided in Section 17).

19.            Suspension of the Plan. This Plan and all rights of employees hereunder shall be suspended when accumulated payroll deductions of participating employees are sufficient to purchase a number of shares equal to or greater than the number of shares remaining available for purchase. If the number of shares so purchasable is greater than the shares remaining available, the available shares shall be allocated by the Committee among such participating employees in such manner as it deems equitable.

20.            Termination of the Plan. This Plan and all rights of employees hereunder shall terminate at the discretion of the Board.

21.            Governmental Regulations. The Company’s obligation to sell and deliver its Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such stock.

22.            Shares Used to Fund Plan. The Company may utilize authorized unissued or treasury shares to fund the Plan. Purchases of outstanding shares may also be made pursuant to and on behalf of the Plan, upon such terms as the Company may approve, for delivery under the Plan.

23.            Qualified Plan. This Plan is intended to qualify as an Employee Stock Purchase Plan as defined in Section 423 of the Code.